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                                              FILED PURSUANT TO RULE 424(b)(3)
                                              REGISTRATION NO. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2100 DATED 10 FEBRUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$5,100,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 2,241,622,000.00 (A$ 1,527,313,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.  (i)    Issuer:                               Queensland Treasury Corporation

    (ii)   Guarantor:                            The Treasurer on behalf of the Government
                                                 of Queensland

2.  Benchmark line:                              2017

                                                 (to be consolidated and form a single
                                                 series with QTC 6% Global A$Bonds due 14
                                                 September 2017, ISIN US748305BG31)
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3.  Specific Currency or Currencies:             AUD ("A$")

4.  (i)    Issue price:                          109.855%

    (ii)   Dealers' fees and commissions paid    No fee or commission is payable in
           by Issuer:                            respect of the issue of the bond(s)
                                                 described in these final terms (which
                                                 will constitute a "pricing supplement"
                                                 for purposes of any offers or sales in
                                                 the United States or to U.S. persons).
                                                 Instead, QTC pays fees and commissions in
                                                 accordance with the procedure described
                                                 in the QTC Offshore and Onshore Fixed
                                                 Interest Distribution Group Operational
                                                 Guidelines.

5.  Specified Denominations:                     A$1,000

6.  (i)    Issue Date:                           13 FEBRUARY 2009

    (ii)   Record Date (date on and from which   6 March  / 6 September. Security will be
           security is Ex-interest):             ex-interest on and from 7 March / 7
                                                 September.

    (iii)  Interest Payment Dates:               14 March / 14 September

7.  Maturity Date:                               14 September 2017

8.  Interest Basis:                              6 per cent Fixed Rate

9.  Redemption/Payment Basis:                    Redemption at par

10. Change of Interest Basis or                  Not Applicable
    Redemption/Payment Basis:

11. (i)    Status of the Bonds:                  Senior and rank pari passu with other
                                                 senior, unsecured debt obligations of QTC

    (ii)   Status of the Guarantee:              Senior and ranks pari passu with all its
                                                 other unsecured obligations

12. Method of distribution:                      Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)    Rate(s) of Interest:                  6 per cent per annum payable
                                                 semi-annually in arrears

    (ii)   Interest Payment Date(s):             14 March and 14 September in each year up
                                                 to and including the Maturity Date

    (iii)  Fixed Coupon Amount(s):               A$30 per A$1,000 in nominal amount
           (Applicable to bonds in definitive
           form)

    (iv)   Determination Date(s):                Not Applicable

    (v)    Other terms relating to the method    None
           of calculating interest for Fixed
           Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                     A$1,000 per bond of A$1,000 Specified
                                                 Denomination

                                                 (NB: If the Final Redemption Amount is
                                                 other than 100 per cent. of the
                                                 nominal value the bonds will be
                                                 derivative securities for the purposes
                                                 of the Prospectus Directive and the
                                                 requirements of Annex XII to the
                                                 Prospectus Directive Regulation will
                                                 apply and the Issuer will prepare and
                                                 publish a supplement to the
                                                 Prospectus)

15. Early Redemption Amount(s) payable on        Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                               Permanent Global Note not exchangeable
                                                 for Definitive Bonds

17. Additional Financial Centre(s) or other      Not Applicable
    special provisions relating to Payment
    Dates:

18. Talons for future Coupons or Receipts to     No
    be attached to Definitive Bonds (and dates on which such Talons mature):

19. Other terms or special conditions:           Not Applicable

                                                 (When adding any other final terms
                                                 consideration should be given as to
                                                 whether such terms constitute
                                                 "significant new factors" and
                                                 consequently trigger the need for a
                                                 supplement to the Prospectus under
                                                 Article 16 of the Prospectus Directive)

DISTRIBUTION

20. (i)    If syndicated, names and addresses    Not Applicable
           of Managers and underwriting
           commitments:

    (ii)   Date of Dealer Agreement:             10 FEBRUARY 2009

    (iii)  Stabilizing Manager(s) (if any):      Not Applicable

21. If non-syndicated, name and address of       Toronto Dominion Bank
    relevant Dealer:                             Level 24
                                                 9 Castlereagh Street
                                                 Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules             TEFRA Not Applicable
    applicable or TEFRA rules not applicable:

23. Non exempt Offer                             Not Applicable
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                                                 (N.B. Consider any local regulatory
                                                 requirements necessary to be fulfilled so
                                                 as to be able to make a non-exempt offer
                                                 in relevant jurisdictions. No such offer
                                                 should be made in any relevant
                                                 jurisdiction until those requirements
                                                 have been met. Non-exempt offers may only
                                                 be made into jurisdictions in which the
                                                 base prospectus (and any supplement) has
                                                 been notified/passported.)

24. Additional selling restrictions:             Not Applicable
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)  Listing                                 Bourse de Luxembourg.

    (ii) Admission to trading:                   Application has been made by the Issuer
                                                 (or on its behalf) for the bonds to be
                                                 admitted to trading on the regulated
                                                 market of the Bourse de Luxembourg with
                                                 effect from the Issue Date.

                                                 (Where documenting a fungible issue need
                                                 to indicate that original securities are
                                                 already admitted to trading.)

2.  RATINGS

    Ratings:                                     The bonds to be issued have been rated:

                                                 S&P:       AAA
                                                 Moody's:   Aaa

                                                 An obligation rate 'AAA' by S&P has the
                                                 highest credit rating assigned by
                                                 Standard & Poor's. The obligor's capacity
                                                 to meet its financial commitment on the
                                                 obligation is extremely strong.

                                                 Obligations rated 'AAA' by Moody's are
                                                 judged to be of the highest quality with
                                                 minimal credit risk.

                                                 A credit rating is not a recommendation
                                                 to buy, sell or hold securities and may
                                                 be revised or withdrawn by the rating
                                                 agency at any time. Each rating should be
                                                 evaluated independently of any other
                                                 rating.

                                                 (The above disclosure should reflect the
                                                 rating allocated to bonds issued under
                                                 the bond facility generally or, where the
                                                 issue has been specifically rated, that
                                                 rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)  Reasons for the Offer:                  See "Use of Proceeds" section in the
                                                 prospectus supplement--if reasons for
                                                 offer different from making profit and/or
                                                 hedging certain risks will need to
                                                 include those reasons here.
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    (ii)  Estimated net proceeds:                Not Applicable.

                                                 (If proceeds are intended for more than
                                                 one use will need to split out and
                                                 present in order of priority. If proceeds
                                                 insufficient to fund all proposed uses
                                                 state amount and sources of other
                                                 funding.)

    (iii) Estimated total expenses:              Not Applicable.

                                                 [Expenses are required to be broken down
                                                 into each principal intended "use" and
                                                 presented in order of priority of such
                                                 "uses".]

5.  YIELD

    Indication of yield:                         4.94%

                                                 Calculated as 7 basis points less than
                                                 the yield on the equivalent A$ Domestic
                                                 Bond issued by the Issuer under its
                                                 Domestic A$ Bond Facility on the Trade
                                                 Date. The yield is calculated at the
                                                 Trade Date on the basis of the Issue
                                                 Price. It is not an indication of future
                                                 yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                             US748305BG31

    (ii)  Common Code:                           027594204

    (iii) CUSIP Code:                            748305BG3

    (iv)  Any clearing system(s) other than      Not Applicable
          Depositary Trust Company, Euroclear
          Bank S.A./N.V. and Clearstream
          Banking, societe anonyme and the
          relevant identification number(s):

    (v)   Delivery:                              Delivery free of payment

    (vi)  Names and addresses of additional      [_______________]
          Paying Agent(s) (if any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)   Offer Price;                           Not applicable

    (ii)  [Conditions to which the offer is      Not applicable
          subject;]

    (iii) [Description of the application        Not applicable
          process;]

    (iv)  [Details of the minimum and/or         Not applicable
          maximum amount of application;]

    (v)   [Description of possibility to         Not applicable
          reduce subscriptions and manner for
          refunding excess amount paid by
          applicants;]

    (vi)  [Details of the method and time        Not applicable
          limits for paying up and delivering
          the bonds;]

    (vii) [Manner in and date on which           Not applicable
          results of the offer are to be made
          public;]
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    (viii) [Procedure for exercise of any        Not applicable
          right of pre-emption, negotiability
          of subscription rights and
          treatment of subscription rights
          not exercised;]

    (ix)  [Categories of potential investors     Not applicable
          to which the bonds are offered and
          whether tranche(s) have been
          reserved for certain countries;]

    (x)   [Process for notification to           Not applicable
          applicants of the amount allotted
          and the indication whether dealing
          may begin before notification is
          made;]

    (xi)  [Amount of any expenses and taxes      Not applicable
          specifically charged to the
          subscriber or Purchaser;]

    (xii) [Name(s) and address(es), to the       None
          extent know to the Issuer, of the
          placers in the various countries
          where the offer takes place.]
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